Ziff Davis Appoints Bret Richter as Chief Financial Officer
Company release - 12/9/2021, 7:00am ET

NEW YORK--(BUSINESS WIRE)--Ziff Davis, Inc. (formerly known as J2 Global, Inc.) (NASDAQ: ZD), announced the appointment of Bret Richter as Chief Financial Officer. He will report to Vivek Shah, Chief Executive Officer of Ziff Davis, and will be part of Ziff Davis’ executive leadership team, leading Ziff Davis' worldwide finance and accounting organization. His first day at Ziff Davis will be January 3, 2022.

Richter comes to Ziff Davis from MSG Networks, where he served as Executive Vice President, Chief Financial Officer and Treasurer. Previously, Richter served as the Executive Vice President, Corporate Finance and Development, of Cablevision Systems Corporation. In this role, Richter was responsible for overseeing Cablevision’s financial strategy and development, corporate financial planning, business planning and mergers and acquisitions. Richter also served as Cablevision’s Senior Vice President, Financial Strategy and Development, during which time he was responsible for mergers and acquisitions, investor relations, corporate development and other corporate initiatives.

Before joining Cablevision, Richter served as President of The Richter Consulting Group, Inc., a privately held advisory firm that provided consulting services to early-stage media companies. Prior to that, Richter held various roles at NTL Incorporated (a predecessor of Virgin Media), including Senior Vice President of Finance, and was also a member of the media investment banking advisory team at Salomon Brothers Inc.

Richter is a member of the Cornell University Council, a member of Cornell’s College of Agriculture and Life Sciences Advisory Council

and is a Past-President of Cornell’s College of Agriculture and Life Sciences Alumni Association Board. He holds a Bachelor of Science degree from Cornell University, where he studied applied economics and business management.

“Bret is a highly regarded and seasoned financial executive with deep experience in the media industry,” said Vivek Shah, CEO of Ziff Davis. “His impressive background, experience, and skill-set are a terrific match for the Company and its long-term growth plans.”

About Ziff Davis
Ziff Davis (NASDAQ: ZD) is a vertically focused digital media and internet company whose portfolio includes leading brands in technology, entertainment, shopping, health, cybersecurity, and martech. For more information, visit www.ziffdavis.com.

Rebecca Wright
Ziff Davis, Inc.
(212) 503-5247
press@ziffdavis.com

Source: Ziff Davis, Inc.